Exhibit 10.13

150 Orchard Road

Orchard Plaza, 08-02

Singapore, 238841

T: +65 6333 7234

F: +65 6333 7235

Dr. Alan Colman

156 Gibraltar Crescent

Singapore 759588

25 May 2011

Dear Dr. Colman

Appointment as Non Executive Director

I am writing to confirm the terms of your appointment as a non-executive director of Singapore Volition Pte. Limited (the “Company”). Your appointment commenced on 01 April 2011.

This letter sets out the main terms of your appointment. It is agreed between us that this is a contract for services and is not a contract of employment.

By accepting this appointment, you confirm that you are not subject to any restrictions which prevent you from holding office as a director.

The terms of the directorship are as follows:

1.

In addition to the normal duties imposed by law on Non Executive Directors, we would expect you to make yourself available up to four days per calendar month (or the equivalent nights and weekends), to discharge the following functions and duties:

a.

to attend regular/scheduled board meetings at the Company’s registered office, either in person or via telephone conference, or such other place and on dates to be notified to you at least 30 business days in advance;

b.

to review the science and research projects of the Company and advise on clinical validation of the Company’s products;

c.

to attend the Company’s annual general meeting, either in person or via telephone conference, to be held each year;

d.

to attend whether in person or via telephone conference any extraordinary general meetings or emergency board meetings which might be called from time to time;

e.

to engage in international travel, as required according to the needs of the Company and the direction of the Board of Directors. Business class costs will be reimbursed for flights of over six hours duration.

f.

to carry out such other functions and duties as agreed between you and the Chairman or CEO of the Company.

2.

Director’s fees of US$6,000 per month (the “Fees”) shall be payable as follows:

a.

For the period from 01 April 2011 to 30 September 2011, US$3,000 per month shall be paid directly into your nominated bank account at the end of each calendar month; and US$3,000 shall be converted to shares or share options (the choice being your discretion) in the Company or newly listed entity following the merger or reverse takeover of the Company with this listed entity (the “Stock”); and

b.

For the period commencing 01 October 2011, cash or Stock or a combination of both at your sole discretion to the value of US$6,000 per month.

3.

For the purposes of calculating the Stock that you will receive:

a.

if the Company is not listed the price per share used to calculate the Stock shall be the price at which equity was last raised by the Company prior to the end of the calendar month for which the Fees are being received; or

b.

if the Company is listed or if a newly listed entity is created following the merger or reverse takeover of the Company the price per share used to calculate the Stock shall be the closing market price at the end of each calendar month.

4.

 The Company will reimbursed you for any reasonable and agreed expenses incurred in the performance of your duties as a Director of the Company subject to the production of receipts or other appropriate evidence of payment.

5.

The Company agrees to enter into an option agreement with you to purchase up to 100,000 ordinary shares of the Company (the “Optioned Shares”) as fully paid and non-assessable at an exercise price of US$0.50 per Optioned Share.

6.

The Company will not be responsible for the deduction of income tax or similar contributions in respect of your Fees or expenses payable as a result of your appointment and service as a Director

7.

The Company also agrees to consider any request made by you for reimbursement of any reasonable legal fees incurred by you in relation to your position as Director (and for which you are not entitled to be indemnified pursuant to paragraph 8 below).  You will use reasonable efforts to make such request in writing prior to any such fees being incurred.  The Company agrees to reimburse such fees if the board in its absolute discretion decides that the legal advice sought was reasonably necessary in the proper discharge of your duties and it was not appropriate to obtain it from the professional advisors to the Company or any Committee.

8.

The Company will indemnify you to the fullest extent permitted by law against all costs, charges, losses, damages and liabilities incurred by you in relation to any liability incurred defending any proceedings (whether civil or criminal) which relate to anything done or omitted or alleged to have been done or omitted by you as a director of the Company. To the extent that the Company’s memorandum and articles of association are or become inconsistent with this paragraph as a result of a change in Singaporean law, the Company agrees to propose, at the next annual or extraordinary general meeting of the shareholders of the Company, an amendment to the memorandum and articles of association to remove such inconsistency (any such amendment to be subject to approval by the shareholders at the relevant meeting).  The indemnity contained in this paragraph shall be without prejudice to any other indemnity to which you may be otherwise entitled.

9.

For the avoidance of doubt, you are not required under the Company’s articles of association to hold any qualification shares.

10.

Your appointment is subject to the articles of association of the Company, as amended from time to time, and will continue until terminated by either party by giving to the other not less than 2 months’ prior written notice.  Your appointment will automatically terminate if you are removed from office by a resolution of the shareholders or if your office is vacated as set out in paragraph 11 and you will not be entitled to compensation in these events.

11.

Your office as a director of the Company shall be immediately vacated in any of the following events:

a.

if you become prohibited by law from acting as director;

b.

if you resign in writing or if you offer to resign and the directors resolve to accept such offer;

c.

if you have a receiving order made against you or if you compound with your creditors generally;

d.

by reason of mental incapacity, more particularly described in the Company’s articles of association;

e.

if you shall be in breach of any terms set out in this letter which in the case of a breach capable of remedy is not remedied by you within 21 days of receipt by you of a notice from the Company specifying the breach and requiring its remedy;

f.

if you shall be incompetent, guilty of gross misconduct and/or any serious or persistent negligence or misconduct in respect of your obligations under this letter,

g.

if you fail or refuse after a written warning to carry out the duties reasonably and properly required of you under this letter;

h.

or as otherwise provided for under the company’s Articles of Association

12.

In the course of your appointment and in the performance of your duties you will have access to and be entrusted with information (whether oral, written or any other form) containing or consisting of material of a technical, operational, administrative, economic, marketing, planning, business or financial nature or in the nature of intellectual property of any kind and relating to the Company and its parent or subsidiaries (the “Group”) (“Confidential Information”).  In connection with any Confidential Information:

a.

you will at all times use Confidential Information for the purpose only of the proper discharge of your duties and will not disclose or permit to be disclosed to any person, firm or organisation outside the Group any Confidential Information or copies, summaries or reproductions of it in any form save if, and in so far as, you will be required so to do by law or by any competent regulatory authority.  If any proceedings are commenced or action taken which could result in you becoming compelled to disclose Confidential Information, you will immediately notify the Company in writing of such proceedings or action and, provided that you are first indemnified by the Company for any costs reasonably incurred in doing so, will take all available steps to resist or avoid such proceedings or action, including all steps that the Company may reasonably request and keep the Company fully and promptly informed of all matters and developments relating to it.  If you are obliged to disclose Confidential Information to any third party you will disclose only to that third party and you will seek to disclose only the minimum amount of Confidential Information consistent with your satisfying your obligations under this letter.  Furthermore, so far as is reasonably practicable, you will give the Company prior written notice of the Confidential Information you propose to disclose, the notice also containing a confirmation that your legal advisers’ opinion is that such disclosure is required, and you will give the Company an opportunity to discuss the relevant notice prior to the disclosure; and

b.

at the expiration or sooner determination of your appointment you will surrender and deliver up to the Company all Confidential Information, provided that you may keep one copy of any Confidential Information for the sole purpose of defending any allegations or proceedings against you which relate to your appointment and service as a director of the Company.  For the avoidance of doubt, the undertakings in this paragraph 12 shall be unlimited in time and shall survive the termination of this agreement.

13.

You shall not at any time (for whatever reason) use to the detriment or prejudice of the Company’s customers, suppliers or industry partners or of the Company or, except in the proper course of your duties under this letter of engagement, divulge to any person, firm or company information identifying in relation to the Company’s customers, suppliers or industry partners or their affairs or relating to the Company’s own affairs, which may come to your knowledge.

14.

We can confirm that the appropriate filings and notifications in connection with your appointment will be made with ACRA and that the Company secretary will supply you with a copy of the Company’s memorandum of association and any other information you may require.

15.

It is accepted and acknowledged that you have business interests other than those of the Company and have declared any conflicts that are apparent at present.  In the event that you become aware of any potential conflicts of interest, these should be disclosed to the chairman and CEO as soon as apparent.

16.

It is the intention of the Company to take out directors’ and officers liability insurance following the intended listing of the company’s shares on a recognised exchange upon the listing, merger or reverse takeover of the Company.

17.

This letter, together with any documents referred to in this letter sets out the entire agreement and understanding between the parties and supersedes all prior agreements, understandings or arrangements (oral or written) in respect of your engagement by the Company.

18.

This letter shall be governed by and construed in accordance with Singapore law and the Singaporean courts shall have exclusive jurisdiction for all matters arising under it.

Please sign and return the enclosed duplicate of this letter indicating your acceptance of these terms.

Yours sincerely

/s/ Singapore Volition Pte. Limited

For and on behalf of

Singapore Volition Pte. Limited

The above terms and conditions of appointment are hereby acknowledged and agreed this 1 day of June 2011.

/s/ Dr. Alan Colman

Dr. Alan Colman

___________________________________________________________________________________________________________

Singapore Volition Pte. Limited

(Registered in Singapore with Company No. 201016543R)

e-mail : info@volitionrx.com  website : www.volitionrx.com

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